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                                                              Exhibit 99.n.3

                        Report of Independent Auditors


Board of Directors
MCG Capital Corporation

We have audited the senior securities table included in the accompanying registration statement and prospectus of MCG Capital Corporation as of December 31, 2000. The senior securities table is the responsibility of the Company's management. Our responsibility is to express an opinion on the senior securities table based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the senior securities table is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the senior securities table. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall senior securities table presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the senior securities table referred to above presents fairly, in all material respects, the senior securities of MCG Capital Corporation as of December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                                /s/ Ernst & Young LLP

Richmond, Virginia
May 29, 2001